UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 30, 2010

KENSINGTON LEASING, LTD.
(Name of small business issuer specified in its charter)

Nevada	000-53559	80-0214025
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

565 Walnut Avenue

                  Redlands, CA  92373
(Address of principal executive offices)

646 W. Highland Avenue

Redlands, CA  92373

(former name or former address, if changed since last report)

                909-792-9211
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c

Item 3.02  Unregistered Sales of Equity Securities

On March 31, 2010, the registrant entered into a Securities Purchase Agreement, whereby it issued 6,000,000 shares of its common stock to officer and director Angelique de Maison, in a transaction not involving a public offering, in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933.  The shares were sold to Ms. de Maison at the price of $0.08 per share, for a total of $480,000 in cash.  There was no underwriter involved.  The securities purchase agreement gives Ms. de Maison demand registration rights requiring the registrant to file a registration statement to register the common stock under the Securities Act of 1933 upon 60 days notice to the registrant and piggyback registration rights in the event the registrant effects a public offering of its common stock for cash.

As part of the same transaction, the registrant is issuing a promissory note to Ms. de Maison in exchange for a $520,000 loan to the registrant, pursuant to Section 4(2) of the Securities Act of 1933.  The note bears interest at the rate of 10% per annum.  There was no underwriter involved.  There are no terms of conversion on the face of the note into any other securities of the company.

Item 5.01 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 30, 2010,  Michael T. Ryan  was appointed as director of the company.

Michael T. Ryan.  Mr. Ryan has been Chief Financial Officer of the registrant since June  19, 2009.  He has been director since March 29, 2010.  Since 1999, Mr. Ryan has been a partner at EHG Financial Planning Services, running a financial planning practice catering to the needs of small business owners and affluent individuals.  Mr. Ryan holds a Bachelor’s Degree in Human Resource Development with a minor in Business Management from Brigham Young University-Hawaii.  He is a Certified Financial Planner, and holds a Series 7 and California State securities license, and California life, health and disability insurance licenses.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits:

Exhibit 10.1: Securities Purchase Agreement between Kensington Leasing, Ltd. and Angelique de Maison.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2010	KENSINGTON LEASING, LTD.
__/s/ Angelique de Maison_______ Angelique de Maison Chief Executive Officer